EXHIBIT 23.1

IRREVOCABLE VOTING AGREEMENT

This Irrevocable Voting Agreement (this "Agreement") is made as of November 22, 2009, by and among Clal Biotechnology Industries Ltd. ("CBI"), Prof. Avraham Hochberg ("Hochberg") and Mr. Avi Barak ("Barak") (each of (i) Barak and Hochberg acting together, and (ii) CBI shall be referred to herein as a "Party" and collectively, the "Parties").

W I T N E S S E T H:

WHEREAS,                      the Parties are parties to an Irrevocable Voting Agreement dated July 30, 2008 (the "2008 Voting Agreement") by and between the Parties and Tikcro Technologies Ltd., and are holders of shares of Common Stock of BioCancell Therapeutics Inc. (the "Company").

WHEREAS,                      the Parties desire to set forth certain additional matters regarding their holdings in the Company and to provide for the continuing representation of the Parties on the Board of Directors of the Company in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Composition of the Board of Directors.

1.1.
Each of the Parties undertakes, under this Agreement and the 2008 Voting Agreement, combined, to vote or cause to be voted all shares of Common Stock or other voting securities of the Company directly or indirectly (through control of more than 50% of the share capital or voting rights of another entity, excluding entities which are public companies) owned by it or him (including without limitation, shares of Common Stock of the Company owned by it or him upon exercise or conversion of any options, warrants or other convertible securities they hold) (all together – "Voting Securities"), at any General Meeting at which members of the Company's Board of Directors are appointed, in favor of the election of two members recommended by each Party (two members recommended by CBI, and two members recommended by Hochberg and Barak acting together).

Barak and Hochberg hereby confirm that both of them currently serve as Board members of the Company and that at the date hereof they are the two members recommended by Hochberg and Barak acting together.

1.2.
The Parties' undertakings under this Agreement and the 2008 Voting Agreement shall apply solely with respect to the appointment of two representatives by each of CBI and Hochberg and Barak acting together, and except for the Parties obligations under the 2008 Voting Agreement, there is no additional obligation or undertaking by each Party with respect to its vote regarding the appointment of the remaining members of the Board of Directors, and each Party may vote on such nomination according to each Party's sole discretion and subject to applicable law.

1.3.	In addition, each of the Parties undertakes, as of the date hereof, to vote or cause to be voted all Voting Securities of the Company against any resolution to increase the size of the Company's Board above nine (9) members.

1.4.
Notwithstanding the foregoing, in the event of the termination or vacancy of position of a director(s), who is(are) a representative(s) of a Party (in this section – the "Recommending Party"), then, subject to a notice by the Recommending Party of its wish to fill such vacancy, each of the Parties shall use its best efforts, subject to applicable law, to cause the Company to call for a General Meeting for the nomination of such member(s) whose identity shall be recommended by the Recommending Party and to vote or cause to be voted all of its Voting Securities in favor of the nomination of such member(s) whose identity shall be recommended by the Recommending Party.

It is hereby clarified that a Recommending Party is not obligated to exercise its rights as stipulated in this section and the exercise of such rights is subject to the Recommending Party's full discretion. The fact that a Recommending Party has not exercised its rights immediately following the creation of a vacancy in the Board or for any period of time afterwards, shall not be deemed to be, or construed as, a waiver by such Recommending Party of its rights under this Agreement, and the other Party shall act to fulfill its obligations under this Agreement immediately after the Recommending Party has notified of its wish to exercise its rights under the Agreement.

1.5.	The Parties shall not vote to terminate the office of a board member who is a representative of a Party without obtaining the prior written consent of such Party.

1.6.
Each Party undertakes not to vote any Voting Securities (whether at a meeting or by written consent in lieu of a meeting) with respect to the election, removal or replacement of the members of the Board of Directors or their replacements unless in accordance with the provisions of this Agreement. This agreement shall not govern the vote with respect to additional board members beyond the candidates of the Parties (or their replacements).

1.7.
In the event of any share split, share dividend, recapitalization, reorganization, combination or the acquisition or receipt of additional Company shares, the provisions of this Agreement shall apply also to any shares of Common Stock issued to or otherwise held by the Parties.

2.	Termination.

2.1.
A Party's right to recommend two candidates to the Company's Board of Directors and the remaining Parties' obligation to vote for such candidates, shall apply only for as long as such Party holds securities (on an as converted basis including any type of debt convertible into equity of the Company but excluding warrants or options to purchase equity of the Company) that represent more than 7% of the Company's issued and outstanding share capital, and shall terminate thereafter.

2.2.	This Agreement shall terminate on July 30, 2012.

3.	No Revocation.

The voting agreement contained herein is coupled with an interest and may not be modified, amended, revoked and/or terminated, except by expiration or termination in accordance with section 2 above or an amendment, modification or termination effected in accordance with Section 4.4 hereof. Nothing in this Section 3 shall be construed as limiting the provisions of Section 2 or 4.4 hereof.

4.	General.

4.1.
This Agreement shall not derogate from any Party's rights as holder of any options, warrants, or other convertible securities and shall not be interpreted to include any obligation by a Party as holder of such securities.

4.2.
This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be exclusively subject to binding arbitration in Tel-Aviv, Israel or such other location as the parties mutually agree. The arbitration proceedings will be conducted in accordance with, and pursuant to, the Israeli Arbitration Law - 1968. There will be a single neutral arbitrator (“Arbitrator”) who, in the event that the parties are unable to agree upon a mutually acceptable arbitrator within ten (10) days after either party shall have requested such arbitration, will be selected by the President of the Israeli Bar Association. The Arbitrator will have the same power (but no greater power) to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including, without limitation, declaratory and injunctive relief and damages). The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.

4.3.
All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via courier, facsimile or other reliable electronic means, in each case to the address of the intended recipient as set forth below.

At the date of this agreement, communications under this agreement shall be sent to the following addresses:

If to CBI:                                      Clal Biotechnology Industries Ltd.

3 Azrieli Center, Triangle Tower, 45th Floor

Tel-Aviv 67023, Israel

Fax number: 03-6075131

Attention: Amos Bankirer

 If to Barak:                                   11 Tidhar St.

Ramat-Gan, Israel

Fax number: 03-5745871

If to Hochberg:                             23 Israel Eldad St.

Jerusalem 93399, Israel

Fax number: 02-6717034

Any Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section.

4.4.
The provisions of this Agreement shall not derogate from and shall only add to the Parties' obligations under the 2008 Voting Agreement which shall continue in full force and effect subject to the provisions hereof which are in addition to the provisions of the 2008 Voting Agreement. Subject to the foregoing sentence, this Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.

4.5.
This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all Parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of all Parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4.6.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

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[Signature page]

IN WITNESS WHEREOF the Parties have exercised this Agreement in one or more counterparts as of the date first hereinabove set forth.

CLAL BIOTECHNOLOGY INDUSTRIES LTD. By: _____________________ Name: _____________________ Title: _____________________	AVRAHAM HOCHBERG __________________________
AVI BARAK __________________________